JOHN HANCOCK FUNDS II

                       AMENDMENT TO SUBADVISORY AGREEMENT

                               UST Advisers, Inc.


     AMENDMENT made as of this 1st day of October, 2006 to the Subadvisory Agreement dated (the "Agreement") between John Hancock Investment Management Services, LLC, a Delaware limited partnership (the "Adviser"), and United States Trust Company of New York, on behalf of its Asset Management Division, a state chartered bank and trust company and a member bank of the Federal Reserve System ("UST-NY") and U.S. Trust Company, National Association, on behalf of its Asset Management Division, a national bank organized under the laws of the United States ("UST-NA") which was assigned by UST-NY and UST-NA to UST Advisers, Inc on December 16, 2005. In consideration of the mutual covenants contained herein, the parties agree as follows:


1.   CHANGE IN APPENDIX A

     Section 3 of the Agreement, "Compensation of Subadviser," is hereby amended and restated:

     a. to change the compensation of the Value & Restructuring Fund as noted in Appendix A.


2.   EFFECTIVE DATE

     This Amendment shall become effective upon the later to occur of: (i) approval of the Amendment by the Board of Trustees of John Hancock Funds II,
(ii) execution of the Amendment and (iii) October 1, 2006.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed under seal by their duly authorized officers as of the date first mentioned above.

John Hancock Investment Management Services, LLC



By:  /s/ Bruce Speca
         Bruce Speca, Executive Vice President



UST Advisers, Inc.

By:      /s/ Joseph J. Trainor
         Joseph J. Trainor

                                   APPENDIX A


     The Subadviser shall serve as investment subadviser for each Portfolio of the Trust listed below. The Adviser will pay the Subadviser, as full compensation for all services provided under this Agreement with respect to each Portfolio, the fee computed separately for such Portfolio at an annual rate as follows (the "Subadviser Fee"):

                                                   First                Between          Excess Over $1
                                              $500 Million of         $500 Million         Billion of
                                               Aggregate Net         and $1 Billion       Aggregate Net
                                                  Assets*           of Aggregate Net         Assets*
Portfolio                                                               Assets*
Value & Restructuring Fund................

*The term Aggregate Net Assets includes the net assets of a Portfolio of the Trust. It also includes with respect to each Portfolio the net assets of one or more other portfolios as indicated below, but in each case only for the period during which the Subadviser for the Portfolio also serves as the subadviser for the other portfolio(s). For purposes of determining Aggregate Net Assets and calculating the Subadviser Fee, the net assets of the Portfolio and each other portfolio of the Trust are determined as of the close of business on the previous business day of the Trust, and the net assets of each portfolio of each other fund are determined as of the close of business on the previous business day of that fund.

Trust Portfolio(s)                    Other Portfolio(s)

Value & Restructuring Trust   --      Value & Restructuring Fund, a series of
                                      John Hancock Funds II


     The Subadviser Fee for a Portfolio shall be based on the applicable annual fee rate for the Portfolio which for each day shall be equal to the quotient of
(i) the sum of the amounts determined by applying the annual percentage rates in the table to the applicable portions of Aggregate Net Assets divided by (ii) Aggregate Net Assets (the "Applicable Annual Fee Rate"). The Subadviser Fee for each Portfolio shall be accrued for each calendar day, and the sum of the daily fee accruals shall be paid monthly to the Subadviser within 30 calendar days of the end of each month. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the Applicable Annual Fee Rate, and multiplying this product by the net assets of the Portfolio. The Adviser shall provide Subadviser with such information as

Subadviser may reasonably request supporting the calculation of the fees paid to it hereunder. Fees shall be paid either by wire transfer or check, as directed by Subadviser.

     If, with respect to any Portfolio, this Agreement becomes effective or terminates, or if the manner of determining the Applicable Annual Fee Rate changes, before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination or from the beginning of such month to the date such change, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination or change occurs.





                                      A-2